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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 11-K


[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934

                   For the fiscal year ended December 31, 2000

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934


                 For the transition period from (not applicable)

                          Commission file number 1-2981


                       FIRSTAR THRIFT SAVINGS 401(k) PLAN
                               FIRSTAR CORPORATION
                            777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
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              (Full title of the plan and the address of the plan)


                               FIRSTAR CORPORATION
                            777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
             -------------------------------------------------------
             (Name and address of principal executive offices of the
                           issuer of the securities)


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                              REQUIRED INFORMATION


Firstar Thrift Savings 401(k) Plan ("the Plan"), is subject to the Employee
Retirement Income Security act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two years ended December 31, 2000 and 1999, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 13 and incorporated herein by this reference.

The following exhibits are filed with this report:

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
Exhibit Number      Description                                                         Page
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
     13             Annual Report for the year ended December 31, 2000

     23             Consent of PricewaterhouseCoopers LLP


                                    SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized


Firstar Thrift Savings 401(k) Plan


/s/ Teresa Carpenter                                               July 12, 2001
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Teresa Carpenter
Director Employee Benefits